UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 19, 2004

COLONY BANKCORP, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-12436	58-1492391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 South Grant Street, Fitzgerald, Georgia	31750
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(229) 426-6000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)	(1)	On October 19, 2004, at a regularly scheduled meeting of the Board of Directors of Colony Bankcorp, Inc. (“Colony”), and pursuant to the Articles of Incorporation and Bylaws of Colony, the Board by unanimous vote elected to establish two new Board positions and elected Charles Myler and DeNean Stafford, III to fill these positions. The Nomination Committee consisting of independent directors Morris Downing, Sidney Ross, Terry Coleman and Jerry Harrell determined the need to increase the size of the board from nine members to eleven members and upon search and interview of potential candidates recommended the names of Charles Myler and DeNean Stafford, III.

		Mr. Myler, 62 years of age, is retired from FDIC where he served for twenty years as a supervisor of the Albany FDIC office and worked another sixteen years as a FDIC field examiner. Mr. Myler’s regulatory experience will provide invaluable expertise in dealing with regulatory issues.

		Mr. Stafford, 48 years of age, is a highly successful businessman in Tifton and South Georgia with numerous business interests. Mr. Stafford’s broad business experience will provide invaluable expertise in oversight and setting policy for the company.

	(2)	Neither Mr. Myler nor Mr. Stafford have any arrangement or understanding with any other person pursuant to which the director was selected as a director.

	(3)	Neither Mr. Myler nor Mr. Stafford has served on any committees of Colony, and at this time the Board has not named either to a committee.

(4)	Certain Relationships and Related Transactions. On January 15, 2004, Colony Bank Tifton, a subsidiary bank of Colony, entered into a lease for its second branch office located at 1909 Highway 82 West., Tifton, Georgia, with Mobile Home Tract, LLC co Stafford Properties, Inc. Mr. Stafford is a principal owner and officer of Mobile Home Tract, LLC co Stafford Properties, Inc. The lease is for a term of ten years with two five year options with monthly lease payments of $3,803. The lease was negotiated in an arms-length transaction prior to Mr. Stafford’s affiliation with Colony.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: October 21, 2004	By:	/s/ Terry L. Hester
Terry L. Hester
Executive Vice President and
Chief Financial Officer